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                                                                     EXHIBIT 8.1



                         [KING & SPALDING LETTERHEAD]


                                 August 16, 1999




Gray Communications Systems, Inc.
      Gray Communications of Texas, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia  30319

KWTX Broadcasting Company
200 West Highway 6
Suite 210
Waco, Texas  76712

Brazos Broadcasting Co.
200 West Highway 6
Suite 210
Waco, Texas 76712

         Re:  Certain U.S. Federal Income Tax Consequences of Proposed Mergers

Ladies and Gentlemen:

         We have acted as special tax counsel to Gray Communications Systems, Inc. ("Gray") and Gray Communications of Texas, Inc. ("Merger Sub") in connection with (i) the preparation of the registration statement on Form S-4 (the "Registration Statement") relating to the proposed mergers (the "Mergers") of KWTX Broadcasting Company ("KWTX") and Brazos Broadcasting Co. ("Brazos") with and into Merger Sub pursuant to the Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray, Merger Sub and KWTX (the "KWTX Merger Agreement") and the Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray, Merger Sub and Brazos (the "Brazos Merger Agreement," and together with the KWTX Merger Agreement, the "Merger Agreements") and (ii) the transactions contemplated by the Merger Agreements. You have requested our opinion, in our capacity as special tax counsel to Gray and Merger Sub, regarding the qualification of the Mergers as reorganizations under the Internal Revenue Code of 1986, as amended (the "Code").

         Capitalized terms used herein without definition have the meanings specified in the Merger Agreements.


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Gray Communications Systems, Inc. et al.
August 16, 1999
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                      INFORMATION AND ASSUMPTIONS RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreements and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Gray, Merger Sub, KWTX and Brazos, including written certificates (the "Certificates") from officers of such corporations verifying certain relevant facts that have been represented to us.

         We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification. We have not attempted to verify such representations independently.

         With your consent, we also have assumed, solely for purposes of this opinion letter, that Gray will not exercise the Cash Election Option described in Section 3.1(3) of each of the Merger Agreements.

                                     OPINION

         Based upon the foregoing, it is our opinion that the KWTX Merger and the Brazos Merger should constitute "reorganizations" within the meaning of
Section 368(a) of the Code. Accordingly, the KWTX and Brazos Mergers should generally have the following federal income tax consequences:

         - No gain or loss will be recognized by a holder of KWTX stock or of Brazos stock whose shares of such stock are exchanged solely for shares of Gray class B common stock.

         - A KWTX or Brazos shareholder who exchanges his KWTX or Brazos stock for a combination of Gray class B common stock and cash (other than cash in lieu of a fractional share of Gray class B common stock ) will recognize the gain, if any, realized on the exchange, but in an amount which does not exceed the amount of cash received. Any such gain should generally be taxable to KWTX or Brazos shareholders as capital gain and should be long-term capital gain if the shareholder has held his KWTX or Brazos stock for more than one year at the time of the Mergers. It is possible, however, that such gain will be taxable as


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Gray Communications Systems, Inc. et al.
August 16, 1999
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                  dividend income to a particular shareholder if the cash
                  received by him does not result in a "meaningful reduction" in the percentage ownership of Gray class B common stock that he otherwise would have received had he not elected to receive cash. Any such determination would take into account both his actual and constructive ownership of Gray class B common stock under the constructive ownership rules of Section 318 of the Code. A KWTX or Brazos shareholder who receives both Gray class B common stock and cash will not be permitted to recognize any loss on the exchange with respect to which the cash was received.

         - The tax basis of the Gray class B common stock received by a KWTX or Brazos shareholder in the Mergers will be the same as the shareholder's tax basis in the KWTX or Brazos stock surrendered in exchange therefor (reduced by an amount allocable to a fractional share of Gray class B common stock for which cash is received), less the amount of any cash consideration received by the shareholder (other than cash received in lieu of a fractional share of Gray class B common stock), plus any amount that is treated as gain or as a dividend to the shareholder.

         - The holding period of the Gray class B common stock received by the KWTX and Brazos shareholders in the Mergers (including a fractional share of Gray class B common stock deemed to have been received and then redeemed) will include the holding period of the KWTX or Brazos stock surrendered in exchange therefor.

         - Cash received by a KWTX or Brazos shareholder in lieu of a fractional share of Gray class B common stock will be treated as having been received in exchange for such fractional share, and capital gain or loss will be recognized by such shareholder in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of KWTX or Brazos stock allocable to such fractional interest. Any such gain or loss will be long-term capital gain or loss if the share of KWTX or Brazos stock exchanged for the fractional share of Gray class B common stock was held for more than one year at the time of the Mergers.

         - No gain or loss will be recognized by Gray, Merger Sub, Gray's shareholders, KWTX or Brazos in connection with the Mergers.

         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Certificates is, or later becomes, inaccurate.



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Gray Communications Systems, Inc. et al.
August 16, 1999
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         Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers). We express no opinion regarding the tax consequences of the Mergers to shareholders who are subject to special tax rules (including without limitation the tax treatment of persons who acquired KWTX or Brazos stock pursuant to the exercise of employee stock options or otherwise as compensation).

         This opinion letter has been requested by you, and is intended, to satisfy the closing conditions set out in the Merger Agreements relating to the receipt by you of a satisfactory opinion regarding the tax consequences of the Mergers. In addition, we hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading "Material Federal Income Tax Consequences." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or any entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Merger Agreements).


                                             Very truly yours,

                                             /s/ King & Spalding